UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 1, 2006
JAFRA WORLDWIDE HOLDINGS (LUX) S.àR.L
(Exact Name of Registrant as Specified in its Charter)

Luxembourg (State or Other Jurisdiction of Incorporation)	333-106666 (Commission File Number)	98-0399297 (I.R.S. Employer Identification No.)
370, Route de Longwy
L-1940 Luxembourg
Luxembourg
(Address of Principal Executive Offices)
(Zip Code)
(352) 226027
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Principal Officer; Appointment of Principal Officer.
     On June 30, 2006, in connection with the expiration of the employment agreement between Jafra Cosmetics International, Inc. (the “Company”, a wholly owned subsidiary of Jafra Worldwide Holdings (Lux) S.áR.L. (the “Issuer”)) and Ronald B. Clark, Mr. Clark ceased to serve as the Chief Executive Officer (“CEO”) of the Issuer and the Company.
     Effective on or about July 1, 2006, Eugenio Lopez Barrios commenced serving as Chief Executive Officer of the Issuer and the Company. Mr. Barrios is employed by Dirsamex, S.A. de C.V. (“Dirsamex”, a wholly owned subsidiary of the Issuer) pursuant to an employment agreement, attached hereto as Exhibit 99.1, which allows for his secondment to affiliates of Dirsamex. Mr. Barrios’ salary will continue to be paid by Dirsamex while he serves as CEO of the Issuer and the Company. Mr. Barrios is currently seconded to the Company until December 31, 2009 pursuant to an agreement between Mr. Lopez and Dirsamex which was effective as of April 1, 2006 and which is attached as Exhibit 99.2 (the “Secondment Agreement”).
     Under the terms of Mr. Barrios’ employment agreement with Dirsamex, if his employment is terminated without cause and he agrees to execute a release of Dirsamex and its affiliates he is entitled to receive a severance payment equal to two years salary plus a pro-rated portion of any bonus he might have otherwise received for the year in which he is terminated, in each case as more fully described in Exhibit 99.1.
     Under a letter dated June 22, 2006 and attached hereto as Exhibit 99.3, during such portion of Mr. Barrios’ secondment to the Company during which he serves as the Company’s CEO, his annual salary will be $696,000 per year.
     Pursuant to another letter dated June 22, 2006 with effect retroactive to January 1, 2006 and attached hereto as Exhibit 99.4, if Dirsamex achieves at least 85% of certain financial performance targets set by the Company’s Board (the “Net Activity Targets”), Mr. Barrios will receive a bonus of 36% of his base salary, which amount increases incrementally to up to 60% of his base salary if the Company achieves 100% of Net Activity Targets. Mr. Barrios would receive additional bonuses equal to 1.2% of his base salary for each 1% of Net Activity above 100% of the Net Activity Targets up to a maximum bonus of 84% of his base salary, in each case as more fully described in the letter attached as Exhibit 99.4.
     Under the Secondment Agreement, Dirsamex has agreed to provide Mr. Barrios with customary relocation benefits, customary travel benefits back to Mexico and a furnished apartment in California and has also agreed to pay any taxes Mr. Barrios incurs as a result of the apartment rental and to reimburse Mr. Barrios, on a fully grossed-up basis, for United States income tax in the event that his employment in the United States subjects him to double taxation in both the United States and Mexico, in each case as more fully described in the Secondment Agreement attached as Exhibit 99.2. Mr. Barrios’ secondment to the Company is terminable by either Mr. Barrios or Dirsamex upon one months notice.
     Mr. Barrios has served as President of the Issuer’s Mexican Operations since June of 1998. He has also served as the Issuer’s Chief Operating Officer since November 16, 2005. Prior to joining Jafra, Mr. Lopez was president of Mary Kay Mexico from 1993 to 1998. Before joining Mary Kay, Mr. Lopez spent 30 years with Avon Products, Inc. where he served from 1959 to 1989 in a series of different positions ending as Vice President of Sales of Avon Mexico. He retired for a couple of years and then from 1991 to 1993 he joined Avon again, this time as General Manager of Avon Products Ecuador.
Item 9.01. Exhibits.
99.1	Employment Agreement between Dirsamex and Eugenio Lopez Barrios, dated as of June 22, 2006.

99.2	Temporary Assignment Contract between Dirsamex and Eugenio Lopez Barrios, with effect as of April 1, 2006.

99.3	Letter regarding Change in Position from Dirsamex to Eugenio Lopez Barrios, dated as of June 22, 2006.

99.4	Letter regarding Additional Compensation from Dirsamex to Eugenio Lopez Barrios, dated as of June 22, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 7, 2006

JAFRA WORLDWIDE HOLDINGS (LUX) S.ÀR.L.
By:	/s/ Enrique Marco
Enrique Marco
Chief Financial Officer